Exhibit 2.1

Assets Transfer Agreement

Between

Mass Media International Advertising Company Ltd.

And

Mass Media & Universal International Advertising Company Ltd.

December 29, 2007

Assets Transfer Agreement

This Assets Transfer Agreement (this “Agreement”), dated as of December 29 2007, is entered into by and between the following two parties in Beijing, the People’s Republic of China (the “PRC”):

Transferor : Mass Media International Advertising Company Ltd. (the “Transferor” or “Mass Media International”)

Address : 1014A, Main Building of Tian’an Digital Era Tower, Chegongmiao Road, Futian District, Shenzhen

Legal Representative: Hu Yong

Transferee : Mass Media & Universal International Advertising Company Ltd. (the “Transferee” or “Mass Media & Universal”)

Address : 1014B, Main Building of Tian’an Digital Era Tower, Chegongmiao Road, Futian District, Shenzhen

Legal Representative : Zhang Kun

Whereas :

(1)	Mass Media International is a foreign-invested company duly organized and validly existing under the laws of the PRC, engaged in designing, production and release of a wide variety of Chinese and foreign advertisements and providing advertising agency services;

(2)	Mass Media & Universal is a foreign-invested company duly organized and validly existing under the laws of the PRC, engaged in designing, production and release of a wide variety of Chinese and foreign advertisements and providing advertising agency services;

(3)	Mass Media International desires to transfer to Mass Media & Universal and Mass Media & Universal desires to purchase from Mass Media International, the target assets (the “Target Assets”), in order to further optimize the corporate operation structure.

Now, Therefore, for the purpose of the proposed Assets Transfer, both parties, through friendly negotiation and on the basis of equality and mutual benefit, hereby agree as follows:

1.	Definition

1.1	For purposes of this Agreement, the following terms contained herein (including those in the recital section and the schedules hereto), except as indicated otherwise herein, shall have the meanings set forth as follows :

“Transferor”	means Mass Media International Advertising Company Ltd.;

“Transferee”	means Mass Media & Universal International Advertising Company Ltd.;

“Target Assets”	means the assets and relevant rights listed in Schedule I that are proposed to be transferred by the Transferor to the Transferee;

“Assets Transfer”	means the transfer of the Target Assets by the Transferor to the Transferee under Clause 2.1 of this Agreement;

“Assets Transfer Price”	means the total consideration in cash for the proposed Assets Transfer under Clause 2.2 of this Agreement.

1.2	Except as expressly provided otherwise, any reference to any article or clause herein means the corresponding article or clause of this Agreement.

1.3	The term “include” used herein shall be deemed to be “include but not limited to”.

1.4	Any reference herein to a party hereto or to any other agreement or document shall include the successor or permitted assignee of such party.

1.5	Any reference to any law or any statutory provisions in this Agreement shall include those laws or provisions as amended, reformulated or substituted or any regulations and statutory documents made thereunder.

1.6	The headings of articles, clauses and schedules contained in this Agreement are inserted for references only and shall not affect the interpretation of this Agreement in any way.

2.	Assets Transfer

2.1	The Transferor agrees to transfer to the Transferee and the Transferee agrees to purchase from the Transferor, the Target Assets possessed by the Transferor (see Schedule I for the List of Transferred Assets), on the terms and conditions set forth in this Agreement.

2.2	The Transferor and the Transferee agree to take the amount set forth under the section on the Transfer Price contained in Schedule I as consideration for the Target Assets sold by the Transferor to the Transferee. The Transferee shall pay the Transfer Price to the Transferor in one lump sum within ten (10) business days of the effective date of this Agreement by remitting it into the bank account designated by the Transferor.

2.3	Except as otherwise set forth herein, the Transferee shall have the title to the Target Assets or relevant rights and interests as of the effective date of this Agreement.

2.4	The Transferor shall deliver the Target Assets (including all the contracts, agreements, certificates, business operation data, documents and records related thereto and all the rights thereunder) to the Transferee at the place where such Target Assets are located and complete all legal procedures such as authorization, permission, registration and filing required in connection with obtaining of the ownership of such Target Assets by the Transferee as at December 30, 2007. The ownership of the real property included in the Target Assets that requires transfer registration shall be obtained by the Transferee upon delivery of such assets (transfer of possession) by the Transferor to the Transferee. The Transferor shall cooperate with the Transferee in registering such assets transferred in the name of the Transferee or its local branches.

2.5

As of the effective date of this Agreement, the Transferor shall take appropriate actions and execute necessary documents with the Transferee so as to ensure the copyrights of the public services advertisements listed in List 2 of Schedule I hereto and the relevant rights that are in the name of the Transferor to be transferred to the Transferee. The Transferor and the Transferee may execute other documents to perform and further ensure the transfer of the copyrights of the public services advertisements hereunder, provided that such documents shall be in consistent with the arrangements in terms of the contents and transfer of the public services advertisements provided hereunder. In case of any discrepancy between such documents and this Agreement, this Agreement shall prevail.

2.6	In connection with the trademarks listed in List 3 of Schedule I hereto, the Transferor shall, together with the Transferee, file applications with the original registration authority to change the registration applicant of such trademarks to the Transferee within ten (10) business days of the effective date of this Agreement.

3.	Costs and Taxes

Each party shall be solely responsible for its own taxes in connection with the proposed Assets Transfer pursuant to the applicable laws and regulations. The costs incurred for filing or registration of the transfer of the ownership of the Target Assets shall be borne by the Transferor and Transferee together.

4.	Statements, Representations and Warranties

4.1	Each party hereby makes statements, representations and warranties to the other party as follows:

(1)	It has the corporate power to enter into this Agreement and perform its obligations hereunder and the execution and performance of this Agreement is within its own business scope. The execution of this Agreement has been duly authorized by all requisite corporate action, including authorization by the shareholders’ meeting and the board of directors. The execution and performance of this Agreement will not violate the laws and restrictive regulations applicable to the Transferor or the Transferee;

(2)	The Performance of the terms of this Agreement will not:

i.	violate or conflict with any provisions of its organizational documents or other applicable documents, or any laws, regulations or rules applicable to the Transferor or the Transferee; or

ii.	violate or conflict with any other material contracts, agreements, licenses or instruments to which it is a party, or any order, decision and decree issued by any competent court, governmental department or regulatory agency;

(3)	It has executed and delivered all such necessary documents, obtained all such necessary approvals and taken all such necessary actions as required under the applicable laws, regulations and rules or will do so in order to ensure the legality and validity of the proposed Assets Transfer; and

(4)	Subject to the applicable laws and this Agreement, it will take any necessary action or assist the other party in taking any necessary action in connection with the transfer of the Target Assets, including but not limited to, provision of materials relating to the Transferor, preparation and execution of the relevant documents, obtaining the necessary approvals and registering the transfer contemplated hereby.

4.2	In addition to those made under Clause 4.1, the Transferor shall makes further statements, representations and warranties in connection with the Target Assets to the Transferee as follows:

(1)	The Transferor has the necessary power to sell the Target Assets to the Transferee under the PRC laws;

(2)	The Transferor shall operate and manage the Target Assets and relevant business in a manner consistent with its customary practice in the period commencing from the execution date of this Agreement and ending on December 30, 2007 and will not cause significant impairment of value of the Target Assets;

(3)	The Transferor is the lawful owner of the Target Assets, free and clear of any dispute;

(4)	The Target Assets, when delivered to the Transferee on December 30, 2007, are free and clear of any lien, mortgage, charge, pledge, lease (including but not limited to financial lease), license or other third party rights, nor are they affected by any mortgage or other encumbrances or any right, condition, order or rule of any third party or any other restrictions;

(5)	There are no material or major action, arbitration, claim or other legal proceedings existing or pending or threatened against the Transferor in connection with the Target Assets or that may have material adverse effect on the operation of the Transferee and/or the Target Assets, nor is there any claim that may have material adverse effect on the operation of the Transferee and/or the Target Assets or any fact that may result in any such action, arbitration, claim or other legal proceedings; and

(6)	In connection with the Transferor and the Target Assets, there is no circumstance that is in material violation of the applicable laws and regulations and may result in any material economic loss to the Transferee or any material adverse effect on the operation of the Target Assets by the Transferee.

4.3	The Transferor further warrants that the statements, representations and warranties made under Clause 4.1 and Clause 4.2 are and will remain true, complete and accurate during the period commencing from the execution date of this Agreement and ending on December 30, 2007 when the Target Assets are delivered to the Transferee or become owned by the Transferee and no misleading content in any respect is contained therein.

4.4	The Transferor agrees that, unless the Transferee executes an express release or discharge document with due authorization, any of the following circumstances (1) consumption of the Assets Transfer, (2) any investigation in connection with the Target Assets conducted by the Transferee itself or through any third party, (3) termination of this Agreement (refusal to terminate this Agreement) by the Transferee, (4) failure or delay to exercise any rights or take any remedy measures by the Transferee, or (5) any other events or things (regardless of its nature), shall not affect any right and remedy of the Transferee in connection with the Transferor’s breach of any such statements, representations and warranties. Any separate or partial exercise of any right or remedy by the Transferee shall not prevent the Transferee from further exercising such right or remedy or exercising any other rights and remedies. Any release or discharge document executed by the Transferee shall not constitute a waiver of any other rights, powers or remedies of the Transferee.

4.5	The Transferor agrees that the above representations and warranties shall remain in full effect and force after all arrangements contemplated hereby are completed.

5.	Exclusive Liabilities

5.1	Even after this Agreement becomes effective, the Transferor shall remain liable to any and all debts, liabilities (including but not limited to all taxes), obligations or damages incurred or existing in connection with the Target Assets before the effective date of this Agreement and have the obligation to hold the Transferee harmless from and against any damage and loss resulted from any action, arbitration, claim, administrative proceeding or other legal proceedings due to the circumstances aforementioned.

5.2	After this Agreement becomes effective, the Transferor shall indemnify the Transferee for any loss or damage suffered by the Transferee as a result of any matter arising, occurring or existing in connection with the Target Assets before the effective date of this Agreement.

5.3	The Transferor acknowledges that it shall indemnify the Transferee for any loss or damage suffered by the Transferee as a result of breach by the Transferor of its statements, representations and warranties contained herein or any incorrect or misleading content therein.

5.4	Indemnities under Clause 5.1, Clause 5.2 and Clause 5.3 include but not limited to all the payment, costs and expenditures arising out of or in connection with resolving any claim or enforcing any judgment or decision regarding such claims.

6.	Release of Liabilities

The Transferor hereby irrevocably agrees, acknowledges and undertakes that, in connection with the execution and performance of this Agreement and purchase of the Target Assets by the Transferee, the Transferee has no responsibility (including but not limited to all taxes) or liability whatsoever to the Transferor other than the payment of the Assets Transfer Price to the Transferor. The Transferor waives any claim it may have or will have (including but not limited to rights to seek the recourse or damages) against the Transferee for being liable to any and all debts, liabilities (including but not limited to all taxes), obligations or damages incurred or existing in connection with the Target Assets before the effective date of this Agreement and releases the Transferee from all such liabilities (if any). In addition, any and all debts, liabilities (including but not limited to all taxes), obligations or damages in connection with or arising out of any assets of the Transferor other than the Target Assets, whether occurring before or after the Assets Transfer contemplated hereby, is irrelevant to the Transferee.

7.	Force Majeure

7.1	Any failure or delay to perform any obligation hereunder by any party due to the occurrence of events out of its reasonable control or not resulting from its own misconduct or negligence, the affected party shall not be deemed to be in breach of this Agreement, and to the reasonable extent as required by the circumstance, the performance of the aforementioned obligation shall be suspended.

7.2	In the event that one party fails to perform its obligations hereunder due to the force majeure event, the affected party shall notify the other party in writing within seven (7) business days of the occurrence date of the force majeure event and both parties shall endeavor to alleviate the damage to the reasonable extent. If the force majeure event occurs, neither party will be liable for any damage, increase in cost or loss suffered by one party as a result of the failure or delay to perform this Agreement by the other party due to such force majeure event and such failure or delay shall not be deemed to be in breach of this Agreement. The party claiming that it is unable to perform this Agreement due to the force majeure event shall take all appropriate actions to alleviate or eliminate the influence of such force majeure event and try its best to resume performance of its obligations affected by the force majeure event as soon as possible.

8.	Liabilities for Breaches

Both the Transferor and the Transferee shall strictly comply with the provisions of this Agreement and perform their obligations hereunder. Any breach of any provision of this Agreement by any party constitutes breach of this Agreement and such party shall be held liable for breaches. The breaching party shall pay compensation to the non-breaching party and indemnify the non-breaching party for any and all direct and indirect losses suffered by the non-breaching party due to such breaches.

9.	Dispute Resolution

Any dispute in connection with the interpretation or performance of this Agreement shall be resolved by the authorized representatives of the parties appointed for such purpose through friendly negotiations or mediation. In the event that any such dispute is not resolved within thirty (30) days of the date of its occurrence, any party may bring an action before the competent people’s court.

10.	Conflicts

If there is any apparent conflict between the provisions of any other documents related to the Assets Transfer and this Agreement, this Agreement, to the extent permitted by the PRC laws, shall be referred to in a proper manner when interpreting the provisions of such other documents.

11.	No Assignment

Neither party may assign or transfer otherwise or claim to assign any of its rights, interests, liabilities or obligations hereunder, in whole or in part, to any third party without prior written consent of the other party.

12.	Severability

If any provision(s) of this Agreement is/are held invalid or become(s) illegal or unenforceable under any applicable law, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

13.	No waiver

No exercise by any party of any of its rights, powers or remedies hereunder or conferred on hereby or failure or delay by such party to exercise such rights, powers or remedies shall not constitute a waiver of such or any other rights, powers or remedies of such party.

14.	Governing law

This Agreement shall be governed by, and construed and performance in accordance with, the laws of the PRC.

15.	Language and counterparts

This Agreement is executed in Chinese in two (2) counterparts with each party holding one (1) copy. Both counterparts are original and have the same legal effect.

16.	Effectiveness

This Agreement shall become effective on December 30, 2007 upon being executed or affixed with the company seals by the legal representatives or authorized representatives of both parties.

In Witness Whereof, both parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date and at the place first written above.

[Signature Page follows]

Mass Media International Advertising Company Ltd. (Seal)

Legal Representative or Authorized Representative: [illegible signature] (Signature)

Date : December 29, 2007

Mass Media & Universal International Advertising Company Ltd. (Seal)

Legal Representative or Authorized Representative: /s/Zhang Kun (Signature)

Date : December 29, 2007